EXHIBIT 22

                              LIST OF SUBSIDIARIES


The following is a list of the significant subsidiaries of the registrant as of December 31, 1994. Each such subsidiary does business under its corporate name.


                                              Jurisdiction of
Subsidiary                                    Incorporation

EID Corporation                               Liberia

Ethyl Asia Pacific Company                    Virginia

Ethyl Canada Inc.                             Province of Ontario, Canada

Ethyl Foreign Sales Corporation               U.S. Virgin Islands

Ethyl Interamerica Corporation                Delaware

Ethyl Japan Corporation                       Japan

Ethyl Mineraloel-Additive GmbH                Germany

Ethyl Petroleum Additives, Inc.               Delaware

Ethyl Petroleum Additives Limited             United Kingdom

Ethyl Europe S.A.                             Belgium